Exhibit 99.1

NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Announces 20% Class B Stock Distribution

Common and Class B stockholders to receive Class B Stock

EAST AURORA, NY, August 21, 2014 – Astronics Corporation (NASDAQ: ATRO), a leading provider of advanced technologies for the global aerospace and defense industries, announced a 20% stock distribution of Class B Stock to holders of both Common and Class B Stock. Stockholders will receive one share of Class B Stock for every five shares of Common and Class B Stock held on the record date of September 5, 2014, with an ex-dividend date of September 3, 2014. The Company expects the new shares to be distributed on or about September 19, 2014. Fractional shares will be paid in cash.

Astronics initially distributed shares of Class B Stock to Common and Class B stockholders in 1987, and has made distributions of Class B shares in each of the previous three years. Currently, there are approximately 14.1 million Common and 4.0 million Class B shares outstanding. After the distribution, approximately 14.1 million Common and 7.6 million Class B shares will be outstanding.

Astronics Class B Stock is entitled to ten votes per share while Common Stock is entitled to one vote per share. The economic value of one share of Class B Stock is equivalent to one share of Common Stock. Class B Stock is not a tradable security, but is convertible, at all times and without cost to the shareholder, into one share of Astronics Corporation Common Stock, which is tradable and provides shareholders of Class B Stock access to the market. Subject to certain exceptions, shares of Astronics Class B Stock automatically convert into an equal number of shares of Common Stock upon transfer.

Information regarding the Class B share distribution and instructions to convert Class B stock into Common stock can be found in the Frequently Asked Questions section of Astronics’ website at www.astronics.com. Registered shareholders and brokers should contact the Company’s transfer agent, American Stock Transfer & Trust Company (AST) at (800) 937-5449, regarding the conversion of Class B Stock to Common Stock. AST is the agent for the distribution.

ABOUT ASTRONICS CORPORATION

Astronics Corporation (NASDAQ: ATRO) is a leader in advanced, high-performance lighting, electrical power, specialized avionics products and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, through its wholly-owned subsidiaries, has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.astronics.com.

For more information on Astronics and its products, visit its Web site at www.Astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.